CHINA FUNDAMENTAL ACQUISITION CORPORATION

This Executive Employment Agreement (this “Agreement”) is dated as of March 12th, 2010 by and between Anthony Hung (the “Executive”) and CHINA FUNDAMENTAL ACQUISITION CORPORATION, a company registered and incorporated in the Cayman Islands (the “Company”).

The Company believes it is in the best interests of the Company to employ the Executive and incentive the Executive to serve the Company. Accordingly, the Company and the Executive agree to enter into this Employment Agreement.

Now therefore, in consideration of the mutual promises, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Term of Agreement

(a)
This Agreement shall commence on          , 2010 (the “Start Date”) and will end on the second anniversary of the Start Date (the “Initial Term”). Commencing on the second anniversary of the Start Date, and each such anniversary thereafter, the term of the Executive’s employment shall automatically be extended for one (1) additional year, unless, no later than ninety (90) days prior to such anniversary, either party shall have given notice to the other that it does not wish to extend the Employment Period of this Agreement. Subject to the Company’s severance payment obligations set forth in Section 7 below, this Agreement may be terminated by either party with cause during the Initial Term or without cause after the Initial Term, on ninety (90) days written notice to the other party.

2.	Position and Duties

(a)	Executive shall be employed by the Company as Chief Financial Officer and will directly report to the Chief Executive Officer and the Board.
(b)
Executive shall perform such duties and responsibilities as are normally related to such position in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the Company. Executive shall abide by the Company’s rules, regulations, and practices as they may from time-to –time be adopted or modified.

(c)
Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement, accept any other employment, or engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company.

(d)
It is understood that the Company is in the process of restructuring and the Executive's role and responsibilities may be refined in accordance with the Company's evolving requirements.  The scope of the Executive's duties shall be determined from time to time in accordance with the needs of the Company by the Board of Directors.  The Company may reassign the Executive to a different position in the Company, or assign the Executive to work in any entity of the Company Group (as defined below) or a different location.  If appropriate, the level of the Executive’s salary and benefits will be increased or decreased in accordance with such new assignment.

For the purpose of this Agreement, and other relevant agreements entered into by and between the Company and the Executive, “Company Group” shall mean, collectively, (i) the Company; (ii) Authentic Genius Limited, a Hong Kong company, the wholly owned subsidiary of the Company; (iii) Beijing Xin Fu Industry Consulting Co., Ltd.(北京信赋兴业咨询有限公司), a wholly owned subsidiary of Authentic Genius Limited ; (iv) Giant Nova Holdings Limited, a British Virgin Islands company, a wholly owned subsidiary of the Company; (v) Beijing Wowjoint Machinery Co., Ltd. (北京万桥兴业机械有限公司), a PRC company, an affiliate of the Company; and any other direct or indirect subsidiary or affiliate of any of the foregoing companies that may be established from time to time.

3.	Compensation

The Executive will receive an annual salary of US$120,000. In addition, the Executive shall be entitled to additional stock incentive as set forth in Exhibit I to this Agreement.
During the continuance of this Agreement, the Executive will be entitled to participate in and to receive benefits from all present and future medical and all other benefits made available generally to employees of the Company.

4.	Working Hours and Holidays

The Executive shall carry out her duties on a full-time basis, no less than Eight (8) hours each day, from Monday to Friday of every week. The Executive will be required to work in flexible working hours as needed to fulfill his/her duties.

The Executive is entitled to 10 workings days paid leave per year in addition to the gazetted public holidays.

5.	Location of Work

The Executive will be required to work in such place(s), within or outside thejurisdiction of the People’s Republic of China (the “PRC”) as assigned by the Company. Such place may include but not limited to the premises of the Company’s related companies in Hong Kong.

6.	Inventions

If, during the term of this Agreement, the Executive performs work that results in the development of any inventions relating to processes, products or formula (the "Inventions"), such Inventions shall be the exclusive property of the Company, and the Executive shall promptly disclose the Inventions to the Company, and shall take all necessary steps, including the execution of documents, to vest ownership and control of the Inventions in the Company.  Notwithstanding the foregoing, the Executive shall have the right to retain ownership of all patents obtained on any Inventions made by the Executive during the Executive’s non-working hours, and without use of or reference to the Company's facilities, Confidential Information or materials.

7.	Termination of Employment and Severance Benefits

(a)	Termination of Employment. This Agreement may be terminated upon the occurrence of any of the following events:

(i)	The Company’s determination in good faith to terminate the Executive for Cause (as defined in Section 9 below);

(ii)
  The effective date of a written notice sent to the Company from the Executive stating that the Executive is electing to terminate his employment with the Company (“Voluntary Termination”); provided that such effective date shall be no earlier than Ninety (90) days after delivery of written notice to the Company; or

(b)	Effect of Termination; Severance Benefits. Executive and Company each agrees that the following provisions shall apply in the event of termination of employment:

(i)
Voluntary Termination. If the Executive’s employment terminates by Voluntary Termination, then the Executive shall not be entitled to receive payment of any severance benefits. The Company shall have the option, in its sole discretion, to make Executive’s termination effective at any time prior to the end of such notice period as long as the Company provides Executive with all compensation to which he would be entitled for continuing employment through the last day of the notice period. Thereafter, all obligations of the Company under this Agreement shall cease.

(ii)
Involuntary Termination. After the third anniversary of the Start Date, except in situations where Executive’s employment is terminated for Cause, by death or by disability, in the event that the Company terminates Executive’s employment, Executive will be eligible to receive an amount equal to ninety (90) days of Executive’s then-current Base Salary payable in the form of salary continuation.

(iii)
Termination for Cause. The Company shall pay to Executive’s all compensation to which Executive is entitled up through the date of termination, and thereafter, all of the Company’s obligations under this Agreement shall cease.

(c)	Termination Obligations

(i)
Executive agrees that all property, including, without limitation, all   equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials furnished to or prepared by Executive incident to his employment belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

(ii)
Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with the Company and any subsidiary of the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up or transferring to other employees of any pending work and shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

(iii)	Executive agrees that his obligations under this Section as well as Section 8 shall survive the termination of employment and the expiration of this Agreement.

8.	Restrictive Covenants

(a)
Confidentiality Agreement. Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Confidential Information (as defined below), and that Confidential Information has been and will be developed at substantial cost and effort to the Company.  Executive shall neither during the employment (except in the proper performance of his duties) nor at any time (without limit) after its termination, directly or indirectly:

(i)	use for his own purposes or for those of any other person, company, business entity or other organization whatsoever; or
(ii)	disclose to any person, company, business entity or other organization whatsoever:
anytrade secrets or confidential information relating or belonging to the Company or any other member of the Company Group including but not limited to any such information concerning manufacturing, management processes, technology, marketing, financial information, trade secrets, “know-how,” customers, certain methodologies and other information of the Company or any other member of the Company Group, and information relating to the products, procedures, business and services of the Company or any other member of the Company Group, any document marked 'Confidential' (or with a similar expression), or any information which Executive has been told is confidential or which he might reasonably expect the Company or any other member of the Company Group would regard as confidential, or any information which has been given to the Company or any other member of the Company Group in confidence by customer, supplier or other persons (“Confidential Information”).

The obligations contained in Section 8(a) shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of employment other than by way of unauthorized disclosure.

(b)
Non-solicitation. For two years following the last date of employment, the Executive shall not, either for his/her own account or for the account of any other person: (i) solicit, induce, attempt to hire, or hire any employee or contractor of the Company or any other member of the Company Group or any other person who may have been employed or engaged by the Company or any other member of the Company Group during the term of his/her employment with the Company unless that person has not worked with the Company or any other member of the Company Group, as the case may be, within the twelve month period following his/her last day of employment with the Company; (ii) solicit business or relationship in competition with the Company or any other member of the Company Group from any of the Company’s or any other member of the Company Group’s customers, suppliers or partners or any other entity with which the Company or any other member of the Company Group does business; (iii) assist in such hiring or solicitation by any other person or business entity or encourage any such employee to terminate his employment with the Company or any other member of the Company Group; or (iv) encourage any such customer, supplier or partner or any other entity to terminate its relationship with the Company or any other member of the Company Group, or change its relationship with the Company or any other member of the Company Group, in such a way that would have any negative consequence on the financial condition, operations, assets, business, properties or prospects of the Company.

(c)
Non-Competition. Due to the fact that Executive is responsible for making senior level executive decisions and has access to the Company’s business secrets (including technical and commercial secrets as well as know-how), upon termination of this Agreement, whether or not for a legal cause, without the Company’s prior written consent Executive shall not, within a period of twenty-four (24) months thereafter (the “Non-Competition Term”), directly or indirectly, (i) enter into the employ of or render any services to any person or entity engaged in any business which is a Competitive Business (as defined below); (ii) engage in any Competitive Business for his or her own account; (iii) become associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.

For the purpose of this Agreement, the term “Competitive Business” shall mean any business which operates in any current or planned aspect of the business conducted by the Company or any other member of the Company Group (including without limitation business of sales, design, engineering, manufacturing, installation, and R&D of non-standard construction equipment and technical consultation on the development and maintenance of railways (high speed & conventional), highways and bridges in China) or planned geographic market of the Company and any other member of the Company Group.

(d)
Executive acknowledges that the covenants contained in Sections 7(a),(b) and (c) are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information and in its relationships with employees, customers and suppliers. The Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

(e)	The Company and the Executive have each consulted with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants.

9.	Definitions.
“Cause” shall mean (i) Executive commits a crime involving      dishonesty, breach or trust, or physical harm to any person; (ii) Executive willfully engages in conduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (iii) Executive commits a material breach of any Restrictive Covenants under Section 8 (a) (b) or (c) of this Agreement, which breach is not cured within Twenty (20) days after written notice to Executive from the Company; (iv) Executive willfully refuses to implement or follow a reasonable and lawful policy or directive of the Company, which breach is not cured within Twenty (20) days after written notice to Executive from the Company.

10.	Conflicts
Executive represents that his performance of all the terms of this Agreement will not breach any other agreement to which the Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement. Executive further represent that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not bee solicited as an employee in any way by the Company.

11.	Miscellaneous Provisions.

(a)	Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.
(b)	Sole Agreement. This Agreement, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.
(c)
Choice of Law. The validity, interpretation, construction and   performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the principles of conflict of laws.

(d)
Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the appropriate judicial authority will construe such provision by limiting or reducing it to the minimum extent necessary to make it legally enforceable.

(e)
Arbitration. In the event that any controversy, claim or dispute arises concerning either (a) the interpretation or (b) the performance by any party to this Agreement, of any of the terms hereof (a “Controversy”), the Parties shall promptly conduct negotiations in good faith to resolve such Controversy effecting as nearly as possible the intent and purposes of the Parties. Any resolution of such Controversy shall be set forth in a writing singed by each Party involved in such Controversy. If the Parties are unable to settle such Controversy within thirty (30) days, the Controversy or Controversies remaining shall be finally and exclusively settled by binding arbitration in Hong Kong under the rules of the Hong Kong International Arbitration Centre.

(f)	No Waiver. In no circumstances shall this Agreement be interpreted to mean that Executive has waived any rights, including due process, to which he is entitled under applicable law.
(g)
Advice of Counsel. Executive acknowledges that he has had the opportunity to consult legal counsel concerning this Agreement, that he has read and understands the Agreement, that he is fully aware of its legal effect, and that he has entered into it freely based on his own judgment and not on any representations or promises other than those contained in this Agreement.

[Signature Page Follows]

The parties have executed this Agreement the date first written above.

CHINA FUNDAMENTAL ACQUISITION CORPORATION

By: ________________________________________
Name:
Capacity:

EXECUTIVE:

Signature: ___________________________________

EXHIBIT I

Performance Target	Shares to be Vested
Migration to NASDAQ of the Company upon the acquisition of Authentic Genius Limited (the “Hong Kong Company”) and Giant Nova Holdings Limited (the “BVI Company”). Completion of registration of all unregistered shares and warrants issued and sold at the Company’s initial public offering and any shares or warrants issued and sold after the acquisition of the Hong Kong Company and the BVI Company before or by September 30, 2010. 30000 shares shall be granted and 15000 shall be vested immediately and 15000 shall be vested upon the completion of 1 year employment.	30,000
Shares trading at or above $10.00 for 180 days out of 360 trading days. The 180 days are not required to be consecutive during the period from the completion date of acquisition of the Hong Kong Company and the BVI Company to the second anniversary date of the completion of acquisition.	30,000
Average daily trading volume according to Yahoofinance.com is no less than 200,000 shares for consecutive three months during the period from the completion date of acquisition of the Hong Kong Company and the BVI Company to the second anniversary date of the completion of acquisition.	30,000